Exhibit 3.1

UMH PROPERTIES, INC.

ARTICLES OF AMENDMENT

UMH Properties, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 1 of Article V of the charter of the Company (the “Charter”) is hereby amended, as of the Effective Time (as defined below), to increase the total number of shares of capital stock of all classes that the Company has authority to issue to 170,413,800 shares, the number of shares of common stock that the Company is authorized to issue to 143,663,800 shares, and the aggregate par value of all authorized shares of stock having par value to $17,041,380.

SECOND:  The total number of shares of stock that the Company had authority to issue immediately before the foregoing amendment was 150,413,800, classified as 123,663,800 shares of common stock, par value $0.10 per share, 4,000,000 shares of 8.0% Series B Cumulative Redeemable Preferred Stock, par value $0.10 per share, 13,750,000 shares of 6.75% Series C Cumulative Redeemable Preferred Stock, par value $0.10 per share, 6,000,000 shares of 6.375% Series D Cumulative Redeemable Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.  The aggregate par value of all authorized shares of stock having par value was $15,041,380.

THIRD:   The total number of shares of stock that the Company has authority to issue after the foregoing amendment is 170,413,800, classified as 143,663,800 shares of common stock, par value $0.10 per share, 4,000,000 shares of 8.0% Series B Preferred Stock, par value $0.10 per share, 13,750,000 shares of 6.75% Series C Preferred Stock, par value $0.10 per share, 6,000,000 shares of 6.375% Series D Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.  The aggregate par value of all authorized shares of stock having par value is $17,041,380.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH:  The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the MGCL.

SIXTH:  These Articles of Amendment are effective at 10:00 a.m., Eastern time, on May 15, 2020 (the “Effective Time”).

The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 14th day of May, 2020.

ATTEST:		UMH PROPERTIES, INC.

By:	/s/ Craig Koster	By:	/s/ Samuel A. Landy
	Craig Koster		Samuel A. Landy
	Secretary		President